Policy Specifications

Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]

Premium Class:	[STANDARD NON-TOBACCO]

Death Benefit Qualification Test:	[Guideline Premium Test]

Underwriting Type:	[Fully Underwritten]

Owner:	[JOHN DOE]

Initial Specified Amount:	$[100,000]	Policy Date:	[JANUARY 1, 2022]
Minimum Specified Amount:	$[100,000]	Date of Issue:	[JANUARY 1, 2022]
Monthly Anniversary Day:	[01]

Plan of Insurance:	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE WITH OPTIONAL INDEXED FEATURES

Separate Account:	[Lincoln Life Flexible Premium Variable Life Account M]

Death Benefit Option:	[1 (Level)]
[ Death Benefit Option 2 Factor:	[115.00]% ]
[ Death Benefit Option 3 Limit:	$[50,000,000.00]

NOTE:
This Policy provides life insurance coverage to the death of the Insured if sufficient premiums are paid.  The duration of coverage will depend on the amount, timing, and frequency of premium payments, Premium Loads, interest credited, Index Credits, if any, Cost of Insurance, Administrative Fees, investment performance of the Separate Account, any loans or partial surrenders and the cost of additional benefits.  The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Premium Payments:	Planned Premium: $[6,560.00]
Premiums payable until the Insured’s Attained Age 121. Additional premium payments may vary by frequency or amount.

Payment Mode:	[ANNUALLY]

Minimum Additional Premium Payment Amount:	No premium payment may be less than $[200.00] Annually or $[15.00] if paid by electronic funds transfer.

Beneficiary:	[As named in the application for this Policy, unless later changed.]

Guaranteed Minimum Fixed Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Guaranteed Minimum Persistency Bonus Rate Credited to Fixed Account and Sub-Accounts:
[0.01]% annual effective rate ([0.000833]% monthly) in Policy Year(s) [3-9];
[0.01]% annual effective rate ([0.000833]% monthly) in Policy Year(s) [10-20];
[0.01]% annual effective rate ([0.000833]% monthly) in Policy Year(s) [21 and thereafter].

Policy Specifications

Policy Number [SPECIMEN]

Minimum Specified Amount Increase:	$[1,000]

Maximum Attained Age for a Specified Amount Increase:	Increases in Specified Amount not allowed after the Insured reaches Attained Age [85].

Maximum Number of Specified Amount Increases per Policy Year:	[0] Increase(s) allowed in Policy Year(s) [1-2]; and [1] in Policy Year(s) [3 and thereafter.]

Minimum Specified Amount Decrease:	$[1,000]

Maximum Number of Specified Amount Decreases per Policy Year:	[0] Decrease(s) allowed in Policy Year(s) [1-2]; and [1] in Policy Year(s) [3 and thereafter.]

Loan Information

Minimum Loan Amount:	$[500.00]

Minimum Loan Repayment Amount:	$[25.00]

Fixed Loans

Fixed Loan Interest Rate Charged:	[4.00]% annual effective rate in Policy Years [1-10]; [3.00]% annual effective rate in Policy Years [11 and thereafter].

Loan Account Credited Interest Rate:	[3.00]% annual effective rate ([0.00809863]% daily) in Policy Years [1 and thereafter].
Participating Loans

Participating Loan Interest Rate Charged:	[5.50]% annual effective rate for Policy Years [1 and thereafter].

Partial Surrenders

Amount of Partial Surrenders:	Must be at least $500.00; and/or not more than 90.00% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which we receive your Request.

Transfers

Minimum Transfer Amount:	$[50.00] or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

Limitation on Transfers from the Fixed Account:
Cannot exceed the greater of [25.00]% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from which to transfer funds for Dollar Cost Averaging:	[money market Sub-Account Fixed Account (may be elected at policy issue only)]

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefits Charges

[No riders/benefits have been elected.]
[ Lincoln Enhanced Allocation Rider

Index:	[“S & P 500”]
Enhanced Allocation Option Duration:	[1 Year]
Enhanced Allocation Rider Charge Rate:	[2.40]% annually ([0.20000000]% monthly)
Guaranteed Minimum Index Participation Rate:	[5.00]%
Guaranteed Minimum Annual Interest Rate Credited to a Maturing Enhanced Allocation Option:	[0.00]%
This Rider contains the following Non-Guaranteed Elements (NGEs): Index Participation Rate.
Enhanced Allocation Rider Benefit Amount
If the Index Growth Rate of the current Enhanced Allocation Option results in an effective annual rate greater than the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Enhanced Allocation Option, we will credit an Enhanced Allocation Rider Benefit Amount.  Enhanced Allocation Rider Benefit Amounts are calculated separately for each Enhanced Allocation Option on the Enhanced Allocation Option Maturity Date.  An Enhanced Allocation Rider Benefit Amount is not credited to the Accumulation Value before the Enhanced Allocation Option Maturity Date.  The Enhanced Allocation Rider Benefit Amount on the Enhanced Allocation Option Maturity Date is equal to {a x (b/c)} where:
a.	is the Index Growth Rate;
b.	is the Separate Account Value on the Enhanced Allocation Option Start Date less the monthly Enhanced Allocation Rider Charge for the current Enhanced Allocation Option; and
c.	is 12.
Index Growth Rate
We will determine the Index Growth Rate used in determining the Enhanced Allocation Rider Benefit Amount, if any, for each Enhanced Allocation Option subject to the guaranteed factors shown above.  The Index Growth Rate is equal to {(a/b) – 1} x c; and no less than d, where:
a. is the Closing Value of the Index as of the Enhanced Allocation Option Maturity Date;
b. is the Closing Value of the Index as of the Enhanced Allocation Option Start Date;
c. is the Index Participation Rate in effect on the Enhanced Allocation Option Start Date; and
d. is the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Enhanced Allocation Option.

Index Participation Rate
A factor used in calculating the Index Growth Rate applicable to a Enhanced Allocation Option.  We will declare the Index Participation Rate applicable to an Enhanced Allocation Option on the Enhanced Allocation Option Start Date.  The Index Participation Rate is determined by option prices available on the Enhanced Allocation Start Date. We guarantee that the Index Participation Rate will never be less than the Guaranteed Minimum Index Participation Rate shown above.  A higher Index Participation Rate may be applied.
[Index Disclaimers]
[The S&P 500 Index is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by The Lincoln National Life Insurance Company.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by The Lincoln National Life Insurance Company.  The Lincoln National Life Insurance Company’s product is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.] ]

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefits Charges

[ Lincoln Individual Exec Enhanced Surrender Value Rider

Benefit Option:	[1] The Rate and Charge below vary by Benefit Option. The Benefit Option cannot be changed.

Enhanced Surrender Value Per Thousand Adjustment Rates:
Policy Year Rate [1-14] 0.00]
Monthly Charge Per $1,000 of Initial Specified Amount:	$[0.06250] for Policy Year(s) [2-5]. ]

[ Lincoln Business Exec Enhanced Surrender Value Rider

Benefit Option:	[1] The Rate and Charge below vary by Benefit Option. The Benefit Option cannot be changed.

Enhanced Surrender Value Per Thousand Adjustment Rates:
Policy Year Rate [1-14] 0.00]
Monthly Charge Per $1,000 of Initial Specified Amount:	$[0.06250] for Policy Year(s) [2-5]. ]

Policy Specifications

Policy Number [SPECIMEN]

Table of Surrender Charges

See Surrender Provisions for an explanation of when this table will be used.

Policy Year	Surrender Charge as of Beginning of Policy Year

[1	[$3,036.00
2	$2,986.00
3	$2,937.00
4	$2,887.00
5	$2,836.00
6	$2,786.00
7	$2,735.00
8	$2,685.00
9	$2,633.00
10	$2,239.00
11	$1,806.00
12	$1,390.00
13	$989.00
14	$604.00
15 and thereafter]	$0.00]

Calculation of Surrender Charge for Decrease in Specified Amount
For decreases in Specified Amount, excluding full surrender of this Policy, the charge will be calculated as (1) divided by (2), then multiplied by (3), where:

(1)	is the amount of the decrease;
(2)	is the Initial Specified Amount; and
(3)	is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:
a.	if we receive your Request to decrease the Specified Amount within [12] Policy Months of the effective date of a change to the Death Benefit Option; or
b.	where the decrease in Specified Amount is caused by a partial surrender.

Policy Specifications

Policy Number [SPECIMEN]

Table of Expense Charges and Fees

The following expenses and fees are charged under this Policy:

Guaranteed Maximum Premium Load
We will deduct a Premium Load from each premium payment.  The Premium Load is calculated by multiplying each premium payment by the applicable percentage, which will not exceed the amount(s) shown below.  After the Insured’s Attained Age 121, no further premium payments may be made.

[5.00]% [5.00]%	for Policy Year(s) [1-5]; for Policy Year(s) [6 and thereafter].

Cost of Insurance
See the “Cost of Insurance” provision.  The Net Amount at Risk Discount Factor used in that provision is [1.00082954].

Guaranteed Maximum Monthly Administrative Fee
The Monthly Administrative Fee equals (1) plus (2) plus (3), where:
(1) is a monthly fee of $[15.00] for [86] Policy Years;
(2) is a monthly charge of $[0.30667] per $1,000 of Initial Specified Amount for [240] Policy Months; and
(3) is a monthly charge per $1,000 for any increase in Specified Amount for [240] Policy Months following the date of increase.
The rate used to calculate the charges described in (2) and (3) above varies by the Insured’s sex, Premium Class, age (Issue Age for the charges in (2) or Attained Age on the date of the increase for the charges in (3)), and Death Benefit Option.

Guaranteed Maximum Mortality and Expense Risk ("M&E") Charge Rate
[0.25]% annually ([0.00068408]% monthly) in Policy Years [1-10]; [0.25]% annually ([0.00068408]% monthly) in Policy Years [11 and thereafter].

Transfer Fee
$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.

Policy Specifications

Policy Number [SPECIMEN]

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by the Insured’s sex, Premium Class, Attained Age, and the Policy Year but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO Male/Female, Unismoke, age nearest birthday] mortality table.  If the Insured is in a rated Premium Class, the Guaranteed Maximum Cost of Insurance Rates shown in the table below will be adjusted to reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate

[1	0.11425	31	0.89181	61	23.93836
2	0.12510	32	0.98376	62	26.00183
3	0.13511	33	1.08088	63	28.28101
4	0.14680	34	1.18660	64	30.86253
5	0.15849	35	1.30517	65	33.72178
6	0.17185	36	1.44345	66	36.82893
7	0.18438	37	1.60750	67	39.87065
8	0.19524	38	1.79919	68	43.02541
9	0.20026	39	2.02130	69	46.23878
10	0.20610	40	2.27151	70	49.44991
11	0.21195	41	2.54665	71	52.58615
12	0.21780	42	2.84439	72	55.57224
13	0.22282	43	3.16586	73	60.05144
14	0.22867	44	3.51657	74	65.05535
15	0.23452	45	3.91184	75	70.68603
16	0.24455	46	4.36379	76	77.06844
17	0.25793	47	4.88763	77	83.33333
18	0.27382	48	5.46690	78	83.33333
19	0.29222	49	6.19129	79	83.33333
20	0.31313	50	7.03014	80	83.33333
21	0.33824	51	8.00749	81	83.33333
22	0.36670	52	9.14350	82	83.33333
23	0.39936	53	10.44600	83	83.33333
24	0.43623	54	11.92318	84	83.33333
25	0.47982	55	13.53010	85	83.33333
26	0.52931	56	15.25398	86	83.33333
27	0.58723	57	17.04273	87 and	0.00000]
28	0.65192	58	18.84889	later
29	0.72507	59	20.66178
30	0.80587	60	22.38628

Policy Specifications

Policy Number [SPECIMEN]

Corridor Percentages Table

Death Benefit Qualification Test: [Guideline Premium Test]

See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Insured’s Attained Age	Corridor Percentage	Insured’s Attained Age	Corridor Percentage

[35-40	250%	60	130%
41	243%	61	128%
42	236%	62	126%
43	229%	63	124%
44	222%	64	122%

45	215%	65	120%
46	209%	66	119%
47	203%	67	118%
48	197%	68	117%
49	191%	69	116%

50	185%	70	115%
51	178%	71	113%
52	171%	72	111%
53	164%	73	109%
54	157%	74	107%

55	150%	75-90	105%
56	146%	90	105%
57	142%	91	104%
58	138%	92	103%
59	134%	93	102%

		94	101%
		95	100%]
		and later

Policy Specifications

Policy Number [SPECIMEN]

No-Lapse Provision:	No-Lapse Premium: $[35.67] monthly No-Lapse Period: [20] Policy Years

No-Lapse Test: The No-Lapse Test is met if (a) is at least equal to (b), where:
(a) is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at [4.00]% annual interest, less any Debt; and
(b) is an amount equal to the sum of the corresponding No-Lapse Premiums above due since the Policy Date, accumulated at [4.00]% annual interest.

Policy Specifications

Policy Number [SPECIMEN]

Holding Account Specifications

Guaranteed Minimum Holding Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily)

Indexed Account Specifications

Initial Indexed Account Allocation Threshold Amount:	$[6,656.07] per Policy Year.

Indexed Account Allocation Threshold Period:	Policy Years [1-9]

The Indexed Account Allocation Threshold Amount is the maximum amount that you can allocate to the Indexed Account each Policy Year during the Indexed Account Allocation Threshold Period shown above.  The Indexed Account Allocation Threshold Amount applies to any Net Premium Payment allocated to the Indexed Account as well as any transfer from the Fixed Account and Sub-Account(s) to the Indexed Account.

If you increase the Specified Amount, decrease the Specified Amount, change the Death Benefit Option, take a partial surrender, add Rider(s) or remove Rider(s), the Indexed Account Allocation Threshold Amount may change. We will send Notice to you of any change to the Indexed Account Allocation Threshold Amount.  The Indexed Account Allocation Threshold Period will not change.

Initial Indexed Account Allocation Date:	[The 15th day of the calendar month following the date we process payment of the initial premium.]

[Monthly] Indexed Account Allocation Date:	[The 15th day of each subsequent calendar month following the Initial Indexed Account Allocation Date.]

Segment Date:	The date a Segment is created.

Segment Month:
Beginning when a Segment is created (the Segment Date) until the Segment Maturity Date, the period of time measured from the beginning of the [15th] day of each calendar month to the end of the [14th] day of the subsequent calendar month.

Monthly Segment Balance:
The value of the Segment at the end of each Segment Month. It is determined by taking the value of the Segment on the Segment Date less any withdrawals from the Segment through the end of each Segment Month.
If the Segment does not have a positive value at the end of a Segment Month, a Monthly Segment Balance of zero will be used for that month.

Average Monthly Segment Balance:	The sum of all Monthly Segment Balances for the entire Segment Duration divided by 12.

Segment Maturity Date:	The date each Segment matures, which is determined from the Segment Date plus the Segment Duration.

Segment Maturity Value:	The Monthly Segment Balance on the Segment Maturity Date plus any Index Credit. See Indexed Account Option description(s) which follow.

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